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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)


                             J NET ENTERPRISES, INC.
                             -----------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    46622V102
                                    ---------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

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----------------------------                         ---------------------------
CUSIP No. 46622V102                  13G/A             Page 2 of 12 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Highfields Capital Management LP
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [_]
                                                                   (b)  [_]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
     NUMBER OF               5.      SOLE VOTING POWER   307,531
       SHARES              -----------------------------------------------------
    BENEFICIALLY             6.      SHARED VOTING POWER   0
       OWNED BY            -----------------------------------------------------
        EACH                 7.      SOLE DISPOSITIVE POWER   307,531
      REPORTING            -----------------------------------------------------
     PERSON WITH             8.      SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          307,531
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

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----------------------------                         ---------------------------
CUSIP No. 46622V102                  13G/A             Page 3 of 12 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Highfields GP LLC
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  [_]
                                                                    (b)  [_]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
     NUMBER OF               5.      SOLE VOTING POWER   307,531
       SHARES              -----------------------------------------------------
    BENEFICIALLY             6.      SHARED VOTING POWER   0
       OWNED BY            -----------------------------------------------------
        EACH                 7.      SOLE DISPOSITIVE POWER   307,531
      REPORTING            -----------------------------------------------------
     PERSON WITH             8.      SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          307,531
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

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----------------------------                         ---------------------------
CUSIP No. 46622V102                  13G/A             Page 4 of 12 Pages
----------------------------                         ---------------------------
--------------------------------------------------------------------------------

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jonathon S. Jacobson
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  [_]
                                                        (b)  [_]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
     NUMBER OF               5.      SOLE VOTING POWER   307,531
       SHARES              -----------------------------------------------------
    BENEFICIALLY             6.      SHARED VOTING POWER   0
       OWNED BY            -----------------------------------------------------
        EACH                 7.      SOLE DISPOSITIVE POWER   307,531
      REPORTING            -----------------------------------------------------
     PERSON WITH             8.      SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          307,531
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES   [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

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---------------------                                      ---------------------
 CUSIP No, 46622V102                13G/A                   Page 5 of 12 Pages
---------------------                                      ---------------------
--------------------------------------------------------------------------------

1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Richard L. Grubman
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [_]
                                                                   (b)  [_]
--------------------------------------------------------------------------------

3.        SEC USE ONLY
--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States
--------------------------------------------------------------------------------
     NUMBER OF           5.  SOLE VOTING POWER   307,531
       SHARES            -------------------------------------------------------
    BENEFICIALLY         6.  SHARED VOTING POWER   0
      OWNED BY           -------------------------------------------------------
        EACH             7.  SOLE DISPOSITIVE POWER   307,531
     REPORTING           -------------------------------------------------------
    PERSON WITH          8.  SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   307,531
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES     [_]
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.6%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                   IN

--------------------------------------------------------------------------------

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---------------------                                      ---------------------
 CUSIP No, 46622V102                13G/A                   Page 6 of 12 Pages
---------------------                                      ---------------------
--------------------------------------------------------------------------------

1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Highfields Capital Ltd.
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
      NUMBER OF          5.   SOLE VOTING POWER   307,531
       SHARES            -------------------------------------------------------
    BENEFICIALLY         6.   SHARED VOTING POWER   0
      OWNED BY           -------------------------------------------------------
        EACH             7.   SOLE DISPOSITIVE POWER   307,531
      REPORTING          -------------------------------------------------------
     PERSON WITH         8.   SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   307,531
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [_]
          CERTAIN SHARES
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.6%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

                   PN

--------------------------------------------------------------------------------

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---------------------                                      ---------------------
 CUSIP No, 46622V102                13G/A                   Page 7 of 12 Pages
---------------------                                      ---------------------

Item 1(a).  Name of Issuer:

            J Net Enterprises, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4020 West Lake Creek Drive #100, Wilson, Wyoming 83014

Item 2(a).  Name of Person Filing:

            This statement is being filed by the following persons with respect to the shares of Common Stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and investment manager to each of the Funds;

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management;

            (iii)  Jonathon S. Jacobson, a Managing Member of Highfields GP; and

            (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, B.W.I., with respect to the shares of Common Stock of the Issuer owned by Highfields Capital Ltd. (which shares of Common Stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman).

            Highfields Capital Management, Highfields GP, Mr. Jacobson,
            Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management
            200 Clarendon Street, 51st Floor
            Boston, Massachusetts 02116


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---------------------                                      ---------------------
 CUSIP No, 46622V102                13G/A                   Page 8 of 12 Pages
---------------------                                      ---------------------

               Address for Highfields Capital Ltd.:
               c/o Goldman Sachs (Cayman) Trust, Limited
               Harbour Centre, Second Floor
               George Town, Grand Cayman
               Cayman Islands, B.W.I.

Item 2(c).     Citizenship:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Jonathon S. Jacobson - United States
               Richard L. Grubman - United States
               Highfields Capital Ltd. - Cayman Islands, B.W.I.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.01 per share

Item 2(e).     CUSIP Number:

               46622v102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)    [_]  Broker or dealer registered under Section 15 of
                           the Exchange Act.

               (b)    [_]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

               (c)    [_]  Insurance company as defined in Section 3(a)(19)
                           of the Exchange Act.

               (d)    [_]  Investment company registered under Section 8 of
                           the Investment Company Act.

               (e)    [_]  An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

               (f)    [_]  An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)    [_]  A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)    [_]  A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

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---------------------                                      ---------------------
 CUSIP No, 46622V102                13G/A                   Page 9 of 12 Pages
---------------------                                      ---------------------

          (i)   [_]   A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14)of the Investment Company Act;

          (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

          (a)   Amount beneficially owned:

                307,531 shares of Common Stock

          (b)   Percent of class:

                3.6%

          (c)   Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote: 307,531

                (ii)  Shared power to vote or to direct the vote: 0

                (iii) Sole power to dispose or to direct the disposition of:
                      307,531

                (iv)  Shared power to dispose or to direct the disposition of:
                      0

          For Highfields Capital Ltd.:

          (a)   Amount beneficially owned:

                307,531 shares of Common Stock

          (b)   Percent of class:

                3.6%

          (c)   Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote: 307,531

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CUSIP No. 46622V102                  13G/A             Page 10 of 12 Pages
----------------------------                         ---------------------------

                 (ii)   Shared power to vote or to direct the vote:  0

                 (iii)  Sole power to dispose or to direct the disposition of:
                        307,531

                 (iv)   Shared power to dispose or to direct the disposition of:
                        0

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           The shares beneficially owned by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are owned by the Funds; Highfields Ltd., Highfields Capital I LP and Highfields Capital II LP individually own less than 5% of the shares. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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----------------------------                         ---------------------------
CUSIP No. 46622V102                  13G/A             Page 11 of 12 Pages
----------------------------                         ---------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2003
                                 -----------------------------------------------
                                                     Date

                                 HIGHFIELDS CAPITAL MANAGEMENT LP

                                 By: Highfields GP LLC, its General Partner

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                                  Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                                  Name/Title

                                 HIGHFIELDS GP LLC

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                                  Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                                  Name/Title

                                 JONATHON S. JACOBSON

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                                  Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                                  Name/Title

                                 RICHARD L. GRUBMAN

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                                  Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                                  Name/Title

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----------------------------                         ---------------------------
CUSIP No. 46622V102                  13G/A             Page 12 of 12 Pages
----------------------------                         ---------------------------

                                      HIGHFIELDS CAPITAL LTD.

                                      By: Highfields Capital Management LP, its
                                          Investment Manager

                                      By: Highfields GP LLC, its General Partner

                                      /s/ Kenneth H. Colburn
                                      ------------------------------------------
                                                     Signature

                                      Kenneth H. Colburn, Authorized Signatory
                                      ------------------------------------------
                                                    Name/Title